Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES FULL DEBT REDEMPTION

Research Triangle Park, NC, November 19, 2025 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC) (TSX:FRX) (“Fennec” or the “Company”), a specialty pharmaceutical company, today announced it has repurchased and redeemed all of Fennec’s outstanding convertible notes issued to Petrichor Opportunities Fund I LP and Petrichor Opportunities Fund I Intermediate LP using proceeds from the closing of the Company’s previously announced underwritten public offering in the United States and concurrent private placement in Canada, closed on November 17 and 18, 2025, respectively. The Company has no outstanding debt after the redemption of Petrichor’s convertible notes.

The aggregate repurchase and redemption price of the Petrichor notes was $21,729,455.30 (consisting of: $19,476,655.48 in outstanding principal, $305,134.27 in accrued interest, and a $1,947,665.55 redemption fee). Before the repurchase and redemption, the Petrichor notes bore interest at a rate equal to the prime rate, as published in The Wall Street Journal, with a floor of 3.5%, plus an applicable margin rate of 4.5% and, prior to our agreement with Petrichor to repurchase and redeem the Petrichor Notes, were set to mature on August 19, 2027.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company committed to the fight against ototoxicity in cancer patients who receive cisplatin-based chemotherapy. Fennec is focused on the commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in cancer patients. PEDMARK® received FDA approval in September 2022 and European Commission approval in June 2023 and United Kingdom (U.K.) approval in October 2023 under the brand name PEDMARQSI®.

In March 2024, Fennec entered into an exclusive licensing agreement under which Norgine Pharmaceuticals Ltd., a leading European specialist pharmaceutical company, will commercialize PEDMARQSI® in Europe, U.K., Australia and New Zealand. PEDMARQSI® is now commercially available in the U.K. and Germany.

PEDMARK® has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI® has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection. Further, Fennec has patents providing protection for PEDMARK® until 2039 in both the U.S. and internationally.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company’s ability to obtain necessary capital when needed on acceptable terms or at all, and other risks detailed from time to time in the Company’s filings with the SEC including its Annual Report on Form 10-K for the year ended December 31, 2024. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK®, PEDMARQSI® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2025 Fennec Pharmaceuticals Inc. All rights reserved

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com